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                                                                   EXHIBIT 10.19

                          ADDITIONAL SERVICES AGREEMENT

         This Additional Services Agreement ("Agreement") is made and entered into by and between Nutraceutix, Inc., a Delaware corporation ("Nutraceutix") and Dr. Reza Fassihi ("Dr. Fassihi"). This Agreement shall be effective when it has been executed by both parties and is dated on the last date on which it is executed by a party. Effective as of the date of this Agreement, the Consulting Agreement between Nutraceutix and Dr. Fassihi dated as of December 22, 2000 (the "Consulting Agreement") is hereby amended as follows:

         l. Paragraph 1 of the Consulting Agreement is hereby amended to change the termination date of the Term from December 31, 2003 to December 31, 2006.

         2. Paragraph 2 of the Consulting Agreement is hereby amended to add the following to the definition of "Services":

                  (a) Subject Matter: A multiple compressed asymmetric composite delivery system for release rate modulation of bioactives. The system is comprised of a core (such as a pure compressed drug disk, casted films, laminates, uncoated tablet, enteric-coated tablet, osmotically active tablet, bilayer tablet, triple layer tablet, compressed tablet made of pellets or uncompressed group of pellets, biodegradable and polysaccharide matrices, microcapsules containing osmotically-active agents, peptides, proteins and alike) which is embedded within two different layers that may contain excipients, drug pellets and/or an acceptable material or hydrophilic or hydrophobic polymers (the "Product").

                  (b) Tasks (check all that apply):

         [x] laboratory research and related work to develop the Product

         [ ] propose new drug delivery technology and other commercially-viable products

         [x] formulate research plans to develop the Product

         [x] assist in submitting patent applications in Nutraceutix's name for the Product

         [x] provide technical sales support for the Product

         [ ] other:

         3. Paragraph 5 of the Consulting Agreement is hereby amended to change the retainer amount payable to Dr. Fassihi from three thousand dollars ($3,000) per month to four thousand dollars ($4,000) per month for performing the Services described above in this Additional Services Agreement as well as other Services performed by Dr. Fassihi pursuant to the Consulting Agreement.

         4. Paragraph 6 of the Consulting Agreement is hereby amended to add the following to the end of said paragraph:

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         Without limiting the generality of the foregoing, Dr. Fassihi hereby represents, warrants and confirms that (i) the concept for the Product was originated by Nutraceutix, (ii) he has not furnished any information regarding the Product to any person or entity other than employees of Nutraceutix, (iii) to the best of his knowledge, no person or entity other than Nutraceutix owns or has claim to any proprietary or other right in the Product, and (iv) the Product constitutes a "Nutraceutix Innovation" for all purposes under the Consulting Agreement and this Agreement.

         5. Other than to the extent explicitly amended by this Additional Services Agreement, the Consulting Agreement shall remain in full force and effect.

Nutraceutix:                              Dr. Fassihi:
Nutraceutix, Inc.

By: /s/                                  /s/
    ---------------------------------     --------------------------------------
    David T. Howard                       Dr. Reza Fassihi
    President & CEO

Address: 8340 154th Ave. N.E.             Address: 2 Lee Road
         Redmond, WA  98052                        Ambler, PA  19002

Date Signed: 8/1/02                       Date Signed: 8/7/02

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